Exhibit (a)(1)(c)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE CHANGED YOUR MIND

AND YOU DO NOT WANT TO EXCHANGE YOUR OPTIONS

EXAR CORPORATION

OFFER TO EXCHANGE OPTIONS

WITHDRAWAL FORM

You previously received (1) the Offer to Exchange Certain Outstanding Options for New Options, dated August 27, 2003; (2) an election form; and (3) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Exar Corporation’s offer to exchange all of your eligible options (the “offer”). You should submit this form only if you now wish to change that election and REJECT Exar Corporation’s offer to exchange your eligible options.

To withdraw your election to exchange your eligible options, you must sign, date and deliver this withdrawal form to Gene Robles via facsimile at (510) 668-7011, or hand delivery to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, by 5:00 p.m., Pacific time, on September 25, 2003.

You should note that if you withdraw your acceptance of the offer, you will not receive any new options pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the stock option plan under which they were granted and by the existing option agreement(s) between you and Exar Corporation.

You may change this withdrawal, and again elect to exchange all eligible options by submitting a new election form to Gene Robles via facsimile at (510) 668-7011 or hand delivery to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, by 5:00 p.m., Pacific time, on September 25, 2003.

Please check the box below and sign this form where indicated if you do not want to exchange your eligible options for new options:

☐    I wish to withdraw ALL the options listed on my election form and instead REJECT the offer to exchange options. I do not wish to exchange any options.

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature	Employee ID Number

Employee Name (Please print)	Email Address Date and Time

RETURN TO GENE ROBLES VIA FAX AT (510) 668-7011 OR HAND DELIVER IT TO GENE ROBLES AT EXAR CORPORATION, 48720 KATO ROAD, FREMONT, CA 94538 NO LATER THAN 5:00 P.M., PACIFIC TIME, ON SEPTEMBER 25, 2003

EXAR CORPORATION

OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Withdrawal Form.

A properly completed and executed original of this withdrawal form (or a facsimile of it), must be received by Gene Robles either via hand delivery at Exar Corporation, 48720 Kato Road, Fremont, CA 94538 or via facsimile at (510) 668-7011 by 5:00 p.m., Pacific time, on September 25, 2003 (the “expiration date”). If Exar Corporation (“Exar” or the “Company”) extends the offer to exchange eligible options (the “offer”), this withdrawal form must be received by Gene Robles by the date and time of the extended expiration of the offer.

The delivery of all required documents, including the withdrawal form and any new election form, is at your risk. Delivery will be deemed made only when actually received by Gene Robles at Exar. You may hand deliver your election form to Gene Robles at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, or you may fax it to Gene Robles at fax number (510) 668-7011. In all cases, you should allow sufficient time to ensure timely delivery. Exar intends to confirm the receipt of your withdrawal form within two (2) business days. If you have not received such a confirmation of receipt, it is your responsibility to ensure that your withdrawal form has been received by September 25, 2003.

As noted in the offer, you may not select individual option grants to be tendered for exchange. You may not withdraw some of your options from the offer while continuing to elect others to be exchanged in the offer.

Although by submitting a withdrawal form you have withdrawn all of your previously tendered options from the offer, you may change your mind and re-elect to exchange all of the withdrawn options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. Tenders to re-elect to exchange options may be made at any time before the expiration date. If Exar extends the offer beyond that time, you may re-tender your options at any time until the extended expiration of the offer. Your options will not be properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered before the expiration date by delivery of an election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly tendered election or withdrawal form the Company receives before the expiration date.

Although it is Exar’s intent to send you a confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the receipt of the withdrawal of the tender of your options.

2. Signatures on This Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Exar of the authority of that person to act in that capacity must be submitted with this withdrawal form.

3. Other Information on This Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current email address and your employee identification number.

4. Requests for Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (the “offer to exchange”) or the election or withdrawal forms should be directed to Gene Robles, at Exar Corporation, 48720 Kato Road, Fremont, CA 94538, telephone number (510)668-7075. Copies will be furnished promptly at Exar’s expense. You may also access these documents through Exar’s website at www.exar.com or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

5. Irregularities.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the offer will be determined by Exar in its discretion. Exar’s determinations shall be final and binding on all parties. The Company reserves the right to reject any or all withdrawal forms that it determines not to be in proper form or the acceptance of which may, in the opinion of Exar’s counsel, be unlawful. Exar also reserves the right to waive any of the conditions of the offer or any defect or irregularity in the withdrawal form, provided that if any such waiver is granted, it will be granted with respect to all option holders and tendered options. No withdrawal will be deemed to be properly made until all defects and irregularities have been cured by the option holder or waived by the Company. Unless waived, any defects or irregularities in connection with withdrawals must be cured within the time as Exar shall determine. Neither Exar nor any other person is or will be obligated to give notice of any defects or irregularities in withdrawals, and no person will incur any liability for failure to give any such notice.

Important: The withdrawal form (or a facsimile copy of it) together with all other required documents must be received by Gene Robles, on or before 5:00 p.m., Pacific time, on September 25, 2003.

6. Additional Documents to Read.

You should be sure to read the offer to exchange and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the offer.

7. Important Tax Information.

You should refer to Section 14 of the offer to exchange, which contains important U.S federal income tax information. Exar also recommends that you consult with your personal advisors before deciding whether or not to participate in this offer.